                                                  EXHIBIT 4.6










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                                WARRANT AGREEMENT

                                      AMONG

                          MORRISON KNUDSEN CORPORATION,

                           BATCHELDER & PARTNERS, INC.

                                      AND

                      SCHRODER WERTHEIM & CO. INCORPORATED



                          ----------------------------

                         DATED AS OF SEPTEMBER 11, 1996

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                                TABLE OF CONTENTS

SECTION                                                                     PAGE
-------                                                                     ----


 Section 1.    Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1

 Section 2.    Form of Warrant; Execution; Registration. . . . . . . . . . .   2

         2.1   Form of Warrant; Execution of Warrants. . . . . . . . . . . .   2
         2.2   Registration. . . . . . . . . . . . . . . . . . . . . . . . .   3

 Section 3.    Transfer and Exchange of Warrants . . . . . . . . . . . . . .   3

 Section 4.    Term of Warrants; Exercise of Warrants; Compliance with
               Government Regulation . . . . . . . . . . . . . . . . . . . .   3

         4.1   Term of Warrants. . . . . . . . . . . . . . . . . . . . . . .   3
         4.2   Exercise of Warrants. . . . . . . . . . . . . . . . . . . . .   3
         4.3   Compliance with Government Regulations; Qualification under
               Securities Laws . . . . . . . . . . . . . . . . . . . . . . .   4

 Section 5.   Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . .   4

 Section 6.   Mutilated or Missing Warrant Certificates. . . . . . . . . . .   4

 Section 7.   Reservation of Warrant Shares. . . . . . . . . . . . . . . . .   5

 Section 8.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

 Section 9.   Adjustment of Exercise Price; Number of Warrant Shares and Shares
              of Capital Stock Warrants Are Exercisable Into . . . . . . . .   5

         9.1  Mechanical Adjustments . . . . . . . . . . . . . . . . . . . .   5

               (a)  Adjustment for Change in Capital Stock . . . . . . . . .   5
               (b)  Adjustment for Rights Issue. . . . . . . . . . . . . . .   6
               (c)  Adjustment for Other Distributions . . . . . . . . . . .   6
               (d)  Adjustment for Common Stock and Convertible Securities
                    Issue. . . . . . . . . . . . . . . . . . . . . . . . . .   6
               (e)  Current Market Price; Price Per Share. . . . . . . . . .   7
               (f)  When De Minimis Adjustment May Be Deferred . . . . . . .   8
               (g)  Adjustment in Exercise Price . . . . . . . . . . . . . .   8
               (h)  When No Adjustment Required. . . . . . . . . . . . . . .   8
               (i)  Shares of Common Stock . . . . . . . . . . . . . . . . .   9
               (j)  Expiration of Rights, etc. . . . . . . . . . . . . . . .   9

         9.2  Voluntary Adjustment by the Company. . . . . . . . . . . . . .   9
         9.3  Notice of Adjustment . . . . . . . . . . . . . . . . . . . . .   9
         9.4  Preservation of Purchase Rights upon Merger or
          Consolidation. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         9.5  Statement on Warrants. . . . . . . . . . . . . . . . . . . . .  10

Section 10.    Fractional Interests. . . . . . . . . . . . . . . . . . . . .  10

                                       i


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SECTION                                                                     PAGE
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Section 11.    No Rights as Stockholders; Notices to Holders . . . . . . . .  10

Section 12.    Payments in U.S. Currency . . . . . . . . . . . . . . . . . .  11

Section 13.    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

Section 14.    Cancellation of Warrants. . . . . . . . . . . . . . . . . . .  11

Section 15.    Supplements and Amendments. . . . . . . . . . . . . . . . . .  11

Section 16.    Successors. . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 17.    Applicable Law. . . . . . . . . . . . . . . . . . . . . . . .  12

Section 18.    Benefits of this Agreement. . . . . . . . . . . . . . . . . .  12

Section 19.    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  12

Section 20.    Captions. . . . . . . . . . . . . . . . . . . . . . . . . . .  12

EXHIBIT A      FORM OF WARRANT CERTIFICATE . . . . . . . . . . . . . . . . . A-1

                                      ii
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     WARRANT AGREEMENT, dated as of September 11, 1996 (the "EFFECTIVE DATE"), between MORRISON KNUDSEN CORPORATION, formerly known as Washington Construction Group, Inc., a Delaware corporation (the "COMPANY"), Batchelder & Partners, Inc. and Schroder Wertheim & Co. Incorporated (collectively, the "HOLDERS").

                               W I T N E S E T H :

     WHEREAS, in connection the merger of Morrison Knudsen Corporation, a Delaware corporation with and into the Company, with the Company continuing as the surviving corporation, pursuant to a Restructuring and Merger Agreement between the Company and Morrison Knudsen Corporation dated as of May 28, 1996 (the "MERGER AGREEMENT");

     WHEREAS, the Company has engaged the Holders to act as financial advisors to the Company with respect to the Merger;

     WHEREAS, the Company has agreed to issue Warrants (the "WARRANTS") for the purchase of the number of shares of Common Stock of the Company as set forth in Schedule A attached hereto to the Holders as part of the compensation for their services as such financial advisors; and

     WHEREAS, each Warrant entitles the Holders to purchase one share of the Company's Common Stock (each of said shares of Common Stock deliverable upon exercise of the Warrants, a "WARRANT SHARE").

     NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and Holders, the Company and the Holders hereby agree as follows:


SECTION 1. DEFINITIONS. The following terms, as used herein, have the following meanings (all terms defined herein in the singular to have the correlative meanings when used in the plural and vice versa):

     1.1 "AGREEMENT" means this Warrant Agreement, as the same may be amended, modified or supplemented from time to time.

     1.2 "ASSETS" has the meaning ascribed to such term in Section 9.1(c) hereof.

     1.3  "BUSINESS DAY" means a day other than (a) a Saturday or Sunday,
(b) any day on which banking institutions located in the City of New York, New York are required or authorized by law or by local proclamation to close or
(c) any day on which the New York Stock Exchange is closed.

     1.4 "COMMERCIALLY REASONABLE EFFORTS," when used with respect to any obligation to be performed or term or provision to be observed hereunder, means such efforts as a prudent Person seeking the benefits of such performance or action would make, use, apply or exercise to preserve, protect or advance its rights or interests, PROVIDED, that such efforts do not require such Person to incur a material financial cost or a substantial risk of material liability unless such cost or liability (i) would customarily be incurred in the course of performance or observance of the relevant obligation, term or provision, (ii) is caused by or results from the wrongful act or negligence of the Person whose performance or observance is required hereunder or (iii) is not excessive or unreasonable in view of the rights or interests to be preserved, protected or advanced. Such efforts may include, without limitation, the expenditure of such funds and retention by such Person of such accountants, attorneys or other experts or advisors as may be necessary or appropriate to effect the relevant action; the undertaking of any special audit or internal investigation that may be necessary or appropriate to effect the relevant action; and the commencement, termination or settlement of any action, suit or proceeding involving such Person to the extent necessary or appropriate to effect the relevant action.

     1.5  "COMMON STOCK" means the common stock, par value $.01, of the Company.

     1.6  "CONVERTIBLE SECURITIES" has the meaning ascribed to such term in
Section 9.1(d) hereof.

     1.7 "EXERCISE PERIOD" has the meaning ascribed to such term in Section 4.1 hereof.

     1.8 "EXERCISE PRICE" means $12.00 per share of Common Stock, as adjusted pursuant to Section 9 hereof.

     1.9 "HOLDERS" means Batchelder & Partners, Inc. and Schroder Wertheim & Co. Incorporated, who are the registered owners of the Warrants and any security into which they may be exchanged (each, a "HOLDER").

     1.10 "NASD" has the meaning ascribed to such term in Section 4.2 hereof.

     1.11 "PERSON" means a natural person, a corporation, a partnership, a trust, a joint venture, any regulatory authority or any other entity or organization.

     1.12 "PRICE PER SHARE" has the meaning ascribed to such term in Section 9.1(e)(ii) hereof.

     1.13 "RIGHTS" has the meaning ascribed to such term in Section 9.1(b) hereof.

     1.14 "TRANSFER AGENT" has the meaning ascribed to such term in Section 7 hereof.

     1.15 "SEC" means the United States Securities and Exchange Commission, or any successor governmental agency or authority thereto.

     1.16 "SUBSIDIARY" has the meaning ascribed to such term in Section 9.1(c) hereof.

     1.17 "WARRANT" has the meaning ascribed to such term in the preamble hereto.

     1.18 "WARRANT CERTIFICATE" has the meaning ascribed to such term in Section
2.1 hereof.

     1.19 "WARRANT REGISTER" has the meaning ascribed to such term in Section
2.2 hereof.

     1.20 "WARRANT SHARE" has the meaning ascribed to such term in the preamble hereto.


SECTION 2.     FORM OF WARRANT; EXECUTION; REGISTRATION.

     2.1 FORM OF WARRANT; EXECUTION OF WARRANTS. The certificates evidencing the Warrants (the "WARRANT CERTIFICATES") shall be in the form set forth as Exhibit A hereto. The Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, President or one of its Vice Presidents. The signature of any such officer on the Warrant Certificates may be manual or by facsimile. Any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate.

     2.2 REGISTRATION. The Warrant Certificates shall be numbered and shall be registered on the books of the Company maintained at its principal office (the "WARRANT REGISTER") as they are issued. The Company shall be entitled to treat the registered owner of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person.

SECTION 3. TRANSFER AND EXCHANGE OF WARRANTS. Subject to the terms hereof and the receipt of such documentation as the Company may reasonably require, the Company shall thereafter from time to time register the transfer of any outstanding Warrants upon the Warrant Register upon surrender of the Warrant Certificate or Certificates evidencing such Warrants duly endorsed or accompanied (if so required by it) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Subject to the terms of this Agreement, each Warrant Certificate may be exchanged for another Warrant Certificate or Certificates entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant Certificate or Certificates surrendered then entitles such Holder to purchase. Any Holder desiring to exchange a Warrant Certificate or Certificates shall make such request in writing delivered to the Company and shall surrender, duly endorsed or accompanied (if so required by the Company) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company, the Warrant Certificate or Certificates to be so exchanged. Upon registration of transfer, the Company shall issue and deliver by certified mail a new Warrant Certificate or Certificates to the persons entitled thereto.

     No service charge shall be made for any exchange or registration of transfer of a Warrant Certificate or of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any stamp tax or other tax or other governmental charge that is imposed in connection with any such exchange or registration of transfer pursuant to Section 5 hereof.

     By accepting the initial delivery, transfer or exchange of Warrants, each Holder shall be deemed to agree to the terms of this Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance with Section 15 hereof.

SECTION 4. TERM OF WARRANTS; EXERCISE OF WARRANTS; COMPLIANCE WITH GOVERNMENT REGULATION.

     4.1 TERM OF WARRANTS. Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised at any time from 9:00 a.m., New York City time, on September 11, 1996 to 5:00 p.m., New York City time, on September 11, 2001 (five years after the Effective Date of this Agreement) (the "EXERCISE PERIOD") to receive from the Company the number of Warrant Shares which the Holder may at the time be entitled to receive upon exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares, and the Warrant Shares issued to a Holder upon exercise of its Warrants shall be duly authorized, validly issued, fully paid, nonassessable and shall not have been issued in violation of or subject to any preemptive rights. Each Warrant not exercised prior to the expiration of the Exercise Period shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of the expiration of the Exercise Period.

     4.2 EXERCISE OF WARRANTS. During the Exercise Period, each Holder may, subject to this Agreement, exercise from time to time some or all of the Warrants evidenced by its Warrant Certificate(s) by (i) surrendering to the Company such Warrant Certificate(s) with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered securities exchange or the National Association of Securities Dealers, Inc. (the "NASD"), and (ii) paying to the Company the aggregate Exercise Price for the number of Warrant Shares in respect of which such Warrants are exercised. Warrants shall be deemed exercised on the date such Warrant Certificate(s) are surrendered to the Company and tender of payment of the aggregate Exercise Price is made. Payment of the aggregate Exercise Price shall be made in cash by wire transfer of immediately available funds to the Company or by certified or official bank check or checks to the order of the Company or by any combination thereof.

     Upon the exercise of any Warrants in accordance with this Agreement, the Company shall issue and cause to be delivered with all reasonable dispatch, to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants and shall take such other actions at its sole expense as are necessary to complete the exercise of the Warrants (including, without limitation, payment of any cash with respect to fractional interests required under Section 10 hereof). The certificate or certificates representing such Warrant Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date the Warrants are exercised hereunder. Each Warrant Share, when issued upon exercise of the Warrants, shall be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of or subject to any preemptive rights.

     In the event that less than all of the Warrants evidenced by a Warrant Certificate are exercised, the Holder thereof shall be entitled to receive a new Warrant Certificate or Certificates as specified by such Holder evidencing the remaining Warrant or Warrants, and the Company shall issue and deliver the required new Warrant Certificate or Certificates evidencing such remaining Warrant or Warrants pursuant to the provisions of this Section 4.2 hereof and of
Section 3 hereof. Upon delivery of the Warrant Shares issuable upon exercise in accordance herewith and of any required new Warrant Certificates, the Company shall cancel the Warrant Certificates surrendered upon exercise.

     4.3 COMPLIANCE WITH GOVERNMENT REGULATIONS; QUALIFICATION UNDER SECURITIES LAWS. The Company covenants that if following a due demand to exercise Warrants any shares of Common Stock required to be reserved for purposes of exercise of such Warrants require, under any federal or state law, registration with or approval of any governmental authority before such shares may be issued upon exercise, the Company will, unless the Company has received an opinion of counsel to the effect that such registration is not then permitted by such laws, use its Commercially Reasonable Efforts to cause such shares to be duly so registered or approved, as the case may be; PROVIDED that in no event shall such shares of Common Stock be issued, and the exercise of all such Warrants shall be suspended, for the period from the date of such due demand for exercise until such registration or approval is in effect; PROVIDED, FURTHER, that the Exercise Period for such Warrants (but only such Warrants) shall be extended one day for each day (or portion thereof) that any such suspension is in effect.


SECTION 5. PAYMENT OF TAXES. The Company will pay all documentary stamp and other like taxes, if any, attributable to the initial issuance and delivery of the Warrants and the initial issuance and delivery of the Warrant Shares upon the exercise of Warrants, PROVIDED, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer of the Warrants or involved in the issuance or delivery of any Warrant Shares in a name other than that of the Holder of the Warrants being exercised.

SECTION 6. MUTILATED OR MISSING WARRANT CERTIFICATES. In the event that any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and an indemnity or bond, if requested by the Company, also reasonably satisfactory to it. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable procedures as the Company may reasonably require.

SECTION 7. RESERVATION OF WARRANT SHARES. There have been reserved, and the Company shall at all times keep reserved, out of its authorized Common Stock, free of all preemptive rights, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent for the Common Stock and every subsequent or other transfer agent for any shares of the Company's capital stock issuable upon the exercise of the Warrants (each, a "TRANSFER AGENT") will be and are hereby irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with each Transfer Agent. The Company will supply its Transfer Agents with duly executed stock certificates for such purposes and will itself provide or otherwise make available any cash which may be payable as provided in Section 10 hereof. The Company will furnish to its Transfer Agents a copy of all notices of adjustments and certificates related thereto, transmitted to each Holder pursuant to Section 9.3 hereof.

     Before taking any action which would cause an adjustment pursuant to
Section 9 reducing the Exercise Price, the Company will take any and all corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.


SECTION 8.     [Intentionally left blank]


SECTION 9. ADJUSTMENT OF EXERCISE PRICE; NUMBER OF WARRANT SHARES AND SHARES OF CAPITAL STOCK WARRANTS ARE EXERCISABLE INTO. The number and kind of securities purchasable upon the exercise of each Warrant, and the Exercise Price, shall be subject to adjustment from time to time upon the happening of certain events, as hereinafter described.

     9.1 MECHANICAL ADJUSTMENTS. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price shall be subject to adjustment as follows:

          (a) ADJUSTMENT FOR CHANGE IN CAPITAL STOCK. Subject to paragraphs (f) and (h) below, in case the Company shall (i) pay a dividend on its outstanding shares of Common Stock in shares of Common Stock or make a distribution of shares of Common Stock on its outstanding shares of Common Stock, (ii) make a distribution on its outstanding shares of Common Stock in shares of its capital stock other than Common Stock, (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (v) issue, by reclassification of its shares of Common Stock, other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving entity), then the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which such Holder would have owned or have been entitled to receive upon the happening of any of the events described above had such Warrant been exercised in full immediately prior to the happening of such event or any record date with respect thereto. If a Holder is entitled to receive shares of two or more classes of capital stock of the Company pursuant to the foregoing upon exercise of Warrants, the allocation of the adjusted Exercise Price between such classes of capital stock shall be determined reasonably and in good faith by the Board of Directors of the Company. After such allocation, the exercise privilege and the Exercise Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms substantially identical to those applicable to Common Stock in this Section 9. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the record date for such event or, if none, immediately after the effective date of such event. Such adjustment shall be made successively whenever such an event occurs.

          (b) ADJUSTMENT FOR RIGHTS ISSUE. Subject to paragraphs (f) and (h) below, in case the Company shall issue rights, options or warrants (collectively, "RIGHTS") to all holders of its outstanding Common Stock entitling them to subscribe for or purchase shares of Common Stock at a Price Per Share (as defined in paragraph (e) below) which is lower at the record date mentioned below than the then Current Market Price (as defined in paragraph (e) below) per share of Common Stock, the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the additional Number of Shares (as defined in paragraph (e) below) of Common Stock offered for subscription or purchase in connection with such Rights and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such Rights plus the number of shares which the aggregate Proceeds (as defined in paragraph (e) below) received or receivable by the Company upon exercise of such Rights would purchase at the Current Market Price per share of Common Stock at such record date. Such adjustment shall be made whenever Rights are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive Rights.

          (c) ADJUSTMENT FOR OTHER DISTRIBUTIONS. Subject to paragraphs (f) and (h) below, in case the Company shall distribute to all holders of its shares of Common Stock (x) evidences of indebtedness or assets (excluding cash dividends or distributions payable out of the consolidated earnings or surplus legally available for such dividends or distributions and dividends or distributions referred to in paragraphs (a) or (b) above) of the Company or any corporation or other legal entity a majority of the voting equity or equity interests of which are owned, directly or indirectly, by the Company (a "SUBSIDIARY"), or (y) shares of capital stock of a Subsidiary (such evidences of indebtedness, assets and securities as set forth in clauses (x) and (y) above, collectively, "ASSETS"), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant by a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the date of such distribution and the denominator of which shall be such Current Market Price per share of Common Stock less the fair value as of such record date as determined reasonably and in good faith by the Board of Directors of the Company of the portion of the Assets applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

          (d) ADJUSTMENT FOR COMMON STOCK AND CONVERTIBLE SECURITIES ISSUE. Subject to paragraphs (f) and (h) below, in case the Company shall issue shares of its Common Stock, or securities convertible into, or exchangeable or exercisable for Common Stock or Rights to subscribe for or purchase such securities (collectively, the "CONVERTIBLE SECURITIES") (excluding the issuance of (i) Common Stock or Convertible Securities issued in any of the transactions described in paragraphs (a), (b) or (c) above or (ii) Warrant Shares issued upon the exercise of the Warrants, at a Price Per Share of Common Stock, in the case of the issuance of Common Stock, or at a Price Per Share of Common Stock initially deliverable upon conversion or exercise of exchange of such Convertible Securities, in each case, together with any other consideration received by the Company in connection with such issuance, below the then Current Market Price per share of Common Stock on the date the Company fixed the offering, conversion or exercise or exchange price of such additional shares, then the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding on such date plus the additional number of shares of Common Stock offered for subscription or purchase and the denominator of which shall be the number of shares of Common Stock outstanding on such date plus the number of shares of Common Stock which the aggregate Proceeds of the total amount of Convertible Securities so offered would purchase at the Current Market Price per share of Common Stock at such record date. In case the Company shall issue and sell Convertible Securities for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "Price Per Share" of Common Stock and the "consideration received by the Company" for purposes of the immediately preceding sentence of this paragraph (d), the Board of Directors of the Company shall reasonably and in good faith determine the fair value of such property. The determination of whether any adjustment is required under this paragraph (d), by reason of the sale and issuance of any Convertible Securities and the amount of such adjustment, if any, shall be made at such time and not at the subsequent time of issuance of shares of Common Stock upon the exercise, conversion or exchange of Convertible Securities.

          (e) CURRENT MARKET PRICE; PRICE PER SHARE. (i) For the purpose of any computation under Section 4.2 hereof or this Section 9.1, the "CURRENT MARKET PRICE" per share of Common Stock at any date shall be the average of the daily closing prices for the 20 consecutive trading days preceding the date of such computation. The closing price for each day shall be (x) if the Common Stock shall be then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE -Consolidated Tape (or any successor composite tape reporting transactions on the New York Stock Exchange) or, if such a composite tape shall not be in use or shall not report transactions in the Common Stock, or if the Common Stock shall be listed on a stock exchange other than the New York Stock Exchange, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of the Common Stock have been traded during such 20 consecutive trading days) or (y) if the Common Stock is not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by The Nasdaq National Market or any comparable system or, if the Common Stock is not included for quotation in The Nasdaq National Market or a comparable system, the average of the closing bid and asked prices as furnished by two members of the NASD selected reasonably and in good faith from time to time by the Board of Directors for that purpose. In the absence of one or more such quotations, the Current Market Price per share of the Common Stock shall be determined reasonably and in good faith by the Board of Directors of the Company.

          (ii) For purposes of this Section 9.1, "PRICE PER SHARE" shall be defined and determined according to the following formula:

               P = R/N

               where

               P = Price Per Share;

               R = the "Proceeds" received or receivable by the Company which
                   (x) in the case of shares of Common Stock is the total amount received or receivable by the Company in consideration for the issuance and sale of such shares;
                   (y) in the case of Rights or of Convertible Securities with respect to shares of Common Stock, is the total amount received or receivable by the Company in consideration for the issuance and sale of Rights or such Convertible Securities, plus the minimum aggregate amount of additional consideration, other than the surrender of such Convertible Securities, payable to the Company upon exercise, conversion or exchange thereof; and (z) in the case of Rights to subscribe for or purchase such Convertible Securities, is the total amount received or receivable by the Company in consideration for the issuance and sale of such Rights plus the minimum aggregate amount of additional consideration, other than the surrender of such Convertible

                   Securities, payable upon the conversion or exchange or exercise of such Convertible Securities, PROVIDED that in each case the proceeds received or receivable by the Company shall be the net cash proceeds after deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services; and

               N = the "Number of Shares," which (x) in the case of Common
                   Stock is the number of shares issued; and (y) in the case of Rights or of Convertible Securities with respect to shares of Common Stock, is the maximum number of shares of Common Stock initially issuable upon exercise, conversion or exchange thereof.

          (f) WHEN DE MINIMIS ADJUSTMENT MAY BE DEFERRED. No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Warrant, PROVIDED that any adjustments which by reason of this paragraph (f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a Warrant Share and the nearest cent.

          (g) ADJUSTMENT IN EXERCISE PRICE. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted as herein provided, the Exercise Price payable upon exercise of each Warrant immediately prior to such adjustment shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter.

          (h) WHEN NO ADJUSTMENT REQUIRED. No adjustment in the number of Warrant Shares purchasable upon the exercise of each Warrant need be made under this Section 9.1 in connection with: (i) shares of Common Stock, options, rights, warrants or other securities issued pursuant to any plan adopted by the Company or its subsidiaries for the benefit of employees or directors; (ii) shares of Common Stock, options, rights, warrants or other securities issued pursuant to any share purchase rights plan adopted by the Company; (iii) any issuance of shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock pursuant to an underwritten public offering for a price per share of Common Stock in the case of an issuance of shares of Common Stock, or for a price per share of Common Stock initially deliverable upon conversion or exchange of such securities, that is equal to or greater than 95% of the Current Market Price per share of Common Stock on the date the Company fixed the offering, conversion or exchange price of such additional shares of Common Stock; (iv) sales of Common Stock pursuant to a plan adopted by the Company for reinvestment of dividends or interest; or (v) shares of Common Stock issued to shareholders of any corporation that is acquired by, merged into or made a part or subsidiary of the Company in an arm's-length transaction. Additionally, no adjustment need be made if the Company issues or distributes to each Holder of Warrants the shares, rights, options, warrants, evidences of indebtedness, assets or other securities referred to in those paragraphs which each Holder of Warrants would have been entitled to receive had the Warrants been exercised for the number of Warrant Shares for which Warrants are then exercisable prior to the happening of such event or the record date with respect thereto. No adjustment in the number of Warrant Shares will be made for a change in the par value of the shares of Common Stock.

          (i) SHARES OF COMMON STOCK. For all purposes of this Agreement, the term "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement or (ii) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to this Section 9.1, the Holders shall become entitled to purchase any securities of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Exercise Price of such shares shall be subject to adjustment from time to time in a manner and on terms substantially identical to the provisions with respect to the Warrant Shares contained in paragraphs (a) through (h) above, and the provisions of this Agreement with respect to the Warrant Shares shall apply on like terms to any such other securities.

          (j) EXPIRATION OF RIGHTS, ETC. Upon the expiration of any Rights or conversion or exchange or exercise rights, if any thereof shall not have been exercised, the Exercise Price and the number of Warrant Shares purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if
(A) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights or conversion or exchange or exercise rights and (B) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such Rights or conversion or exchange or exercise rights whether or not exercised, PROVIDED that no such readjustment shall have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares purchasable upon the exercise of each Warrant by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such Rights or conversion or exchange or exercise rights.

     9.2 VOLUNTARY ADJUSTMENT BY THE COMPANY. The Company may at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount deemed appropriate by the Board of Directors of the Company.

     9.3 NOTICE OF ADJUSTMENT. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Exercise Price of Warrant Shares is adjusted, as herein provided, the Company shall promptly to mail to each Holder, at the sole expense of the Company by first class mail, postage prepaid, notice of such adjustment or adjustments and shall deliver to the Holders a certificate of a firm of independent public accounts (who may be the regular accountants employed by the Company) setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Exercise Price of Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth in reasonable detail the computations by which such adjustment was made.

     9.4 PRESERVATION OF PURCHASE RIGHTS UPON MERGER OR CONSOLIDATION. In case of any consolidation of the Company with or merger of the Company into another entity, the Company or such successor entity shall execute and deliver to the Holders an agreement providing that each Holder shall have the right thereafter upon payment of the Exercise Price in effect immediately prior to such action (after giving effect to any applicable adjustments under Section 9.1 hereof) to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which such Holder would have owned or have been entitled to receive after the happening of such consolidation or merger had such Warrant been exercised immediately prior to such action. The Company shall at its sole expense mail by first class mail, postage prepaid, to each Holder notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be substantially identical to the adjustments provided for in this Section 9. In addition, the Company shall not merge or consolidate with or into, any other entity unless the successor entity (if not the Company), shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Holders in their sole judgment, and executed and delivered to the Holders, the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company. The provisions of this
Section 9.4 shall similarly apply to
successive consolidations or mergers.

     9.5 STATEMENT ON WARRANTS. Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same Exercise Price and number and kind of Warrant Shares as are stated in the Warrants initially issuable pursuant to this Agreement.


SECTION 10. FRACTIONAL INTERESTS. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be exercised at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Warrants so exercised. If any fraction of a Warrant Share would, except for the provisions of this Section 10, be issuable on the exercise of any Warrant, the Company shall pay an amount in cash equal to the closing price for one share of Common Stock on the date the Warrant Certificate is presented for exercise (determined in accordance with the second sentence of Section 9.1(e)(i) hereof), multiplied by such fraction.


SECTION 11. NO RIGHTS AS STOCKHOLDERS; NOTICES TO HOLDERS. Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

          In case:

          (a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

          (b) the Company shall authorize the distribution to all holders of shares of Common Stock of securities or assets (other than cash dividends); or

          (c) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of a substantial portion of the properties and assets of the Company for which approval of any stockholders of the Company is required, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

          (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall give to each Holder at its address appearing on the Warrant Register, at least twenty (20) days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, as well as the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, or winding up. The failure to give the notice required by this Section 11 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding up or action, or the vote upon any of the foregoing.


SECTION 12. PAYMENTS IN U.S. CURRENCY. All payments required to be made hereunder shall be made in lawful money of the United States of America.

SECTION 13. NOTICES. Any notice pursuant to this Agreement shall be in writing and shall be delivered in person or by facsimile transmission, or mailed first class, postage pre-paid, (a) to the Company, at its offices at Morrison Knudsen Plaza, Boise Idaho 83729, Attention: General Counsel, Telecopier No.:
(208) 386-5298, (b) to Batchelder & Partners, Inc., 4330 La Jolla Village Drive, Suite 200, San Diego, California 92122, Telecopier No.: (619) 456-7969 or (c) to Schroder Wertheim & Co. Incorporated, Equitable Center 787 Seventh Avenue, New York, New York 10019, Telecopier No.: (212) 492-7033. Each party hereto may from time to time change the address to which notices to its are to be delivered or mailed hereunder by notice to the other party.

     SECTION 14. CANCELLATION OF WARRANTS. In the event the Company shall purchase or otherwise acquire Warrants, the same shall be cancelled by it and retired. The Company shall cancel any Warrant certificate surrendered for exchange, substitution, transfer or exercise in whole or in part.

SECTION 15. SUPPLEMENTS AND AMENDMENTS. The Company may from time to time supplement or amend this Agreement, the Warrants and the Warrant Certificates without approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to comply with the requirements of any national securities exchange or The Nasdaq National Market (including but not limited to the deletion of Section 9.2), or to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants and this Agreement. Any other supplement or amendment to this Agreement may be made with the approval of each Holder of a Warrant affected thereby.

SECTION 16. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Holders shall bind and inure to the benefit of the Company or the Holders and shall bind and inure to the benefit of their respective successors hereunder.


SECTION 17. APPLICABLE LAW. This Agreement and each Warrant issued hereunder shall be governed by and construed in accordance with the laws of the state of Delaware without giving effect to the principles of conflict of laws thereof.


SECTION 18. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Holders and their respective successors.

SECTION 19. COUNTERPARTS. This Agreement may be executed in any number of counterparts; each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


SECTION 20. CAPTIONS. The captions of the Sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.


                               MORRISON KNUDSEN CORPORATION,


                                     /s/  John H. Wimberly
                               By:
                                   -------------------------------------
                                   Name:   John H. Wimberly
                                   Title: President and Chief Executive Officer


                                   Batchelder & Partners, Inc.

                                     /s/  James J. Zehentbauer

                               By:
                                   ---------------------------------------
                                   Name:    James J. Zehentbauer
                                   Title:   Partner

                                   Schroder Wertheim & Co. Incorporated

                                     /s/   Mark L. Shapiro
                               By:
                                   ---------------------------------------
                                   Name:   Mark L. Shapiro
                                   Title:  Managing Director

                                   SCHEDULE A


NAME                                                   NUMBER OF WARRANT SHARES
----                                                   ------------------------
Batchelder & Partners, Inc.                                  110,500
Schroder Wertheim & Co. Incorporated                          77,348

                                    EXHIBIT A
                           FORM OF WARRANT CERTIFICATE

No.                                                                     Warrants
   -------------                                              ---------

                               Warrant Certificate

                          MORRISON KNUDSEN CORPORATION

     This Warrant Certificate certifies that __________________________ , or registered assigns, is the registered holder of ________________________ Warrants (the "Warrants") expiring at 5:00 p.m., New York City time, on September 11, 2001 (the "Expiration Date"), to purchase Common Stock, $.01 par value per share (the "Common Stock"), of MORRISON KNUDSEN CORPORATION, a Delaware corporation (the "Company"). The Warrants may be exercised at any time from 9:00 a.m., New York City time, on September 11, 1996 to 5:00 p.m., New York City time, on the Expiration Date. Each Warrant entitles the holder upon exercise to receive from the Company, if exercised before 5:00 p.m., New York City time, on the Expiration Date, one fully paid and nonassessable share of Common Stock (a "Warrant Share") at the Exercise Price (as defined in the Warrant Agreement referred to on the reverse side hereof), payable in lawful money of the United States of America, upon surrender of this Warrant Certificate and payment of the Exercise Price, but only subject to the conditions set forth herein and in the Warrant Agreement. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

     WARRANTS NOT EXERCISED ON OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 11, 2001 SHALL BECOME VOID.

     Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

     IN WITNESS WHEREOF, MORRISON KNUDSEN CORPORATION has caused this Warrant Certificate to be duly executed.


                                               MORRISON KNUDSEN CORPORATION


                                               By:
                                                  ----------------------------
                                                   Title:

                         [Form of Warrant Certificate]

                                    [Reverse]

     The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring on the Expiration Date entitling the holder on exercise to receive shares of Common Stock of the Company and are issued or to be issued pursuant to a Warrant Agreement dated as of September 11, 1996 (the "Warrant Agreement"), duly executed and delivered by the Company to Batchelder & Partners, Inc. and Schroder Wertheim & Co. Incorporated, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. By accepting initial delivery, transfer or exchange of this Warrant, the duly registered holder shall be deemed to have agreed to the terms of the Warrant Agreement as it may be in effect from time to time, including any amendments or supplements duly adopted in accordance therewith.

     The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price in the manner described below. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or its assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

     Payment of the Exercise Price may be made in cash by wire transfer to the Company or by certified or official bank check or checks to the order of the Company or by any combination thereof.

     The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon the exercise of each Warrant, and the Exercise Price of each Warrant, may, subject to certain conditions, be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company shall pay the cash value thereof determined as provided in the Warrant Agreement.

     Warrant Certificates, when surrendered to the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

     Upon due presentation for registration of transfer of this Warrant Certificate, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

     The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

                                  PURCHASE FORM

     The undersigned hereby irrevocably elects to exercise this Warrant, according to the terms and conditions hereof, to the extent of purchasing _______________ shares of Common Stock and hereby makes payment of $_________ in payment of the exercise price thereof. If the number of shares shall not be all of the shares purchasable under this Warrant, a new Warrant Certificate for the balance remaining shall be issued in the name of the undersigned or its assignee as indicated on the Assignment Form.


Dated:
      ---------------------


                     INSTRUCTIONS FOR REGISTRATION OF STOCK


Name:
      -------------------------------------------------------------------------
                  (please typewrite or print in block letters)

Address:
         ----------------------------------------------------------------------

     Signature:
               ----------------------------------------------------------------
               Note: The signature must conform in all respects to name of holder as specified on the face of this Warrant Certificate


     Signature Guaranteed:

                                 ASSIGNMENT FORM

          FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Name:
      ------------------------------------------------------------------------
                  (please typewrite or print in block letters)

Address:

its right to purchase ____________ shares of Common Stock represented by this Warrant and does hereby irrevocably constitute and appoint __________ Attorney, to transfer the same on the books of the Company, with full power of substitution in the premises.


Dated:
       ------------------------

                                         Signature:
--------------------------------------               --------------------------
Social Security or other                             Note:  The signature
identifying number of                                must conform in all
holder                                               respects to name of
                                                     holder as specified
                                                     the face of this
                                                     Warrant Certificate

Signature Guaranteed: